Exhibit 10.4.1

AMENDMENT NO. 1 TO OMNIBUS CREDIT AGREEMENT

          This Amendment No. 1 to Omnibus Credit Agreement is dated as of October 1, 2002 by and between Citibank (New York State), a banking corporation organized under the laws of the State of New York, and its successors and assigns (collectively, “CNYS”), and The Student Loan Corporation, a corporation organized under the laws of the State of Delaware (“STU”).

BACKGROUND:

          WHEREAS, each of CNYS and STU entered into an Omnibus Credit Agreement dated as of November 30, 2000 (the “Agreement”) pursuant to which CNYS made available to STU various credit facilities; and

          WHEREAS, the parties hereto wish to increase the maximum aggregate amount of credit available to STU under the credit facilities provided by CNYS to STU under the Agreement to $25.0 billion; and

          WHEREAS, all terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

          NOW THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

1.	Paragraph 1 of Part I of the Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

This Omnibus Credit Agreement is intended to represent the rights, obligations and duties of the respective parties and to provide various credit facilities including Tranche A (A Line of Credit Facility), Tranche B (A Term Note Credit Facility), Tranche C (A Multiple Long Term Facility), and Tranche D (A Fixed Rate Term Note Credit Facility).  CNYS shall make available to STU credit as hereinafter described in an aggregate amount of $25.0 billion.

This Omnibus Credit Agreement does not supersede that certain agreement dated as of November 4, 1999, as amended (the “November 4, 1999 Agreement”), between CNYS and STU which also provides certain credit facilities.  Advances under the November 4, 1999 Agreement may continue to remain outstanding subject to the terms and maturities of that agreement and the respective promissory notes or may be refinanced without prepayment penalty by an advance under this Omnibus Credit Agreement, provided however, that the aggregate credit facilities provided by the November 4, 1999 Agreement and this Omnibus Credit Agreement shall not exceed the maximum amount of $25.0 billion.

2.	Except as otherwise modified herein, all terms and conditions of this Amendment No. 1 shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment No. 1 as of the date first set forth above.

CITIBANK (NEW YORK STATE)		THE STUDENT LOAN CORPORATION

By:	/s/ THEODORE HEINRICH	By:	/s/ YIANNIS ZOGRAPHAKIS

Name:	Theodore Heinrich	Name:	Yiannis Zographakis